Dated: January 08, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-132201


Toyota Motor Credit Corp

Lead Manager					ABN AMRO Incorporated

Issuer						Toyota Motor Credit Corp

Tenor						14 months

Ratings (Moody's/ S&P)				Aaa/AAA

Principal Amount				$40,000,000

Structure					Fixed Rate Note

Pricing Date					January 08, 2007

Settlement Date					January 11, 2007

Maturity Date					March 11, 2008

Benchmark Security				EDSF

Day Count Convention				30/360

Business Day Convention	                        Following Business Day

Period End Date	                                Unadjusted

Holidays	                                New York

Minimum Denominations	                        2,000 / 2,000

Coupon						5.185%

Price to Public					$100.000

Price to Issuer					$99.990

Proceeds to Issuer			        $39, 996,000

First Coupon Payment Date			July 11, 2007

Coupon Payment Dates	                        July 11, 2007 &
                                                January 11, 2008 (Short last
                                                Coupon March 11, 2008)

Cusip						89233PA71


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-226-3756.

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